Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-205967) and the related Prospectus of EP Energy Corporation, and
(2) Registration Statement (Form S-8 No. 333-193531) pertaining to the EP Energy Corporation 2015 Omnibus Incentive Plan of EP Energy Corporation;
of our reports dated February 19, 2016, with respect to the consolidated financial statements of EP Energy Corporation, and the effectiveness of internal control over financial reporting of EP Energy Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2015.
/s/ Ernst & Young LLP
Houston, Texas
February 19, 2016